                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             UNIPHASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                              UNIPHASE CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 11, 1997

     The Annual Meeting of Stockholders (the "Annual Meeting") of Uniphase Corporation, a Delaware corporation (the "Company"), will be held at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134 on Tuesday, November 11, 1997, at 1:00 p.m., Pacific Time, for the following purposes:

     1. To elect three Class I directors and one Class III director of the Company to serve until the 2000 and 1999 Annual Meeting of Stockholders, respectively, and until their successors are elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 1998; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on September 15, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,
                                        LOGO
                                          Danny E. Pettit
                                          Secretary
San Jose, California
September 29, 1997

                           Mailed to Stockholders on or about September 30, 1997

                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                               SAN JOSE, CA 95134

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to stockholders of Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, November 11, 1997, at 1:00 p.m., Pacific Time, at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Danny E. Pettit) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

     The close of business on September 15, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 17,181,518 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or at least 8,590,760 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters. Directors should be elected by a plurality of the votes cast.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at eight. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of three Class I directors (Mr. Johnson, Mr. Muller and Mr. Fink), two Class II directors (Dr. Bridges and Professor Sibbett) and two Class III directors (Mr. Kalkhoven and Ms. Goodrich), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those whose terms are expiring.

     At the Annual Meeting, the stockholders will elect three Class I directors to serve a three (3) year term until the 2000 Annual Meeting of Stockholders and one Class III director to serve a two (2) year term until the 1999 Annual Meeting of Stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that these persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Certain information about the Board of Directors nominees, is furnished below.

CLASS I DIRECTOR NOMINEES

     Mr. Fink has been a member of the Company's Board of Directors since April 1995. Mr. Fink has served as Senior Vice President of Lam Research since October 1995. From July 1993 to October 1995, Mr. Fink served as Chief Operating Officer of Lam Research, following its acquisition of Drytek Inc., where he had served as President since 1988. From 1984 to 1988, Mr. Fink served as Director of VLSI Operations for ITT Corporation's Semiconductor Division. Mr. Fink also currently serves on the board of directors of Consilium Corporation, a publicly held software manufacturer for the pharmaceutical and semiconductor industries.

     Mr. Johnson has been a member of the Company's Board of Directors since April 1984. He has been President and Chief Executive Officer of Komag Incorporated, a publicly held supplier of high density computer disks, since 1983. Mr. Johnson also is a director of 3Com Corporation, a local area network company.

     Mr. Muller has been a member of the Company's Board of Directors since September 1984. He is Senior Vice President and Chief Financial Officer for Micro Focus since September 1996. From November 1990 to September 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems. From March 1985 to July 1990, Mr. Muller was Vice President of Finance and Chief Financial Officer of Silicon Valley Group, Inc., a manufacturer of production processing systems for the semiconductor industry.

CLASS III DIRECTOR NOMINEE

     Mr. Skrzypczak has been a member of the Company's Board of Directors since July 1997. He is currently Corporate Vice President and Group President of Professional Services of Bellcore since March 1997. Prior to his present position, Mr. Skrzypczak was the president -- NYNEX Science & Technology and vice president -- Network & Technology Planning. He holds a B.S. in Mechanical Engineering from Villanova University and a M.S. in Operations Research from Hofstra University. Mr. Skrzypczak has been a Polytechnic Trustee since 1987. He is also chairman of the Education Committee.

     The four nominees receiving the highest number of affirmative votes of the shares represented and voting on this particular matter of the Annual meeting will be elected directors of the Company, to serve their respective terms or until their successors have been elected and qualified.

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES
                                  NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

            NAME                 AGE                               POSITION(S)
-----------------------------    ---     ---------------------------------------------------------------
Kevin N. Kalkhoven               53      Chairman and Chief Executive Officer
R. Clark Harris                  60      President of Uniphase Telecommunications Products, Inc.
Danny E. Pettit                  50      Vice President, Finance, Chief Financial Officer and Secretary
John M. Scott                    53      President of Ultrapointe
Ian Jenks                        43      President of the Laser Division
William B. Bridges, Ph.D.(1)     62      Director
Robert C. Fink(2)                62      Director
Catherine P. Lego(1)             40      Director
Stephen C. Johnson(2)            54      Director
Anthony R. Muller (1)(2)         54      Director
Wilson Sibbett, Ph.D.            49      Director
Casimir S. Skrzypczak            56      Director

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     Mr. Kalkhoven has been President and Chief Executive Officer of the Company since January 1992, a member of the Board of Directors of the Company since February 1992, and Chairman of the Board since April 1994. From September 1988 to January 1992, Mr. Kalkhoven was President of Demax Software, a systems software company. From 1986 to August 1988, Mr. Kalkhoven was President and Chief Executive Officer of AIDA Corporation, a computer aided engineering company that was acquired in October 1987 by Teradyne Corporation. Mr. Kalkhoven is a member of the Board of Directors of Network Express, a manufacturer of telecommunications equipment.

     Mr. Harris joined the Company in May 1995 as President of Uniphase Telecommunications Products, Inc. Prior to joining the Company, Mr. Harris held several executive positions with United Technologies Corporation, most recently as General Manager of United Technologies Technology Center from 1990 to March 1995. From 1987 to 1989, Mr. Harris served as Senior Vice President of Sikorsky Aircraft Division.

     Mr. Pettit joined the Company as Corporate Controller in March 1986 and has been Vice President of Finance since November 1986. In June 1994, he became the Company's Chief Financial Officer. Prior to joining the Company, Mr. Pettit held the positions of Group Controller and Division Controller at Burroughs Corporation, where he was employed from 1983 to 1986.

     Mr. Scott joined the Company as President of Ultrapointe in April 1994. Before joining the Company, Mr. Scott held numerous executive positions at companies in the semiconductor equipment industry, most recently as Vice President of Sales and Service at Tencor Instruments, a manufacturer of wafer defect inspection systems, where he was employed from 1987 to 1994.

     Mr. Jenks joined the Company as President of the Laser Division in August 1995. Before joining the Company, Mr. Jenks had been serving as a consultant to the Company since February 1995. Mr. Jenks was the founder and Chief Executive Officer of I.E. Optomech Ltd., a solid state laser company, until its acquisition by Uniphase in July 1995. Prior to founding I.E. Optomech, he was the Chief Executive Officer of the International Projects Division of the management consulting firm Ingersol Engineers, Inc.

     Dr. Bridges has been a member of the Company's Board of Directors since May 1986. He has been a Professor of Electrical Engineering and Applied Physics at the California Institute of Technology since June 1977 and the Carl F. Braun Professor of Engineering since 1983. Dr. Bridges served as President of the Optical Society of America, a nonprofit professional society, in 1988.

     Ms. Lego has been a member of the Company's Board of Directors since January 1994. Ms. Lego is President of Lego Ventures, Inc., a consulting firm specializing in business development of early stage electronics companies since June 1992. Prior to establishing her own firm, Ms. Lego was a general partner in Oak Investment Partners, a venture capital group, from 1981 to 1992. Ms. Lego also serves on the board of directors of Etec Corporation, SanDisk Corporation and Zitel Corporation, all publicly held companies, as well as on the board of directors of several privately held companies.

     Professor Sibbett has been a member of the Company's Board of Directors since February 1995. Professor Sibbett has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews in Scotland since 1994. Since 1985, Professor Sibbett has been the head of the School of Physics and Astronomy at the University of St. Andrews. Professor Sibbett has been a member of the Science and Engineering Research Council (SERC) of the Department of Trade and Industry since 1986 and served as chairman of the SERC Laser Committee from 1992 to 1994.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1997, the Board met six times. Mr. Sibbett participated in four of the six board meetings held in fiscal 1997. All other directors attended no fewer than 75 percent of all the fiscal 1997 meetings of the Board and its committees on which he or she served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which met four times in fiscal 1997, consisted of William B. Bridges, Ph.D., Catherine P. Lego and Anthony R. Muller. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Compensation Committee, which met two times in fiscal 1997, consisted of Stephen C. Johnson, Anthony R. Muller and Robert C. Fink. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's 1984 Amended and Restated Stock Option Plan, Amended and Restated 1993 Flexible Stock Incentive Plan and 1993 Amended and Restated Employee Stock Purchase Plan.

EMPLOYEE AGREEMENTS

     None of the Company's executive officers is a party to an employment agreement with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Mr. Fink, Mr. Johnson and Mr. Muller, none of whom is an officer of the Company. There are no compensation committee interlocks involving members of the Company's Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting (and a $500 fee for attendance at committee meetings held on a separate day). All directors will be reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). Under the Plan, each Outside Director who first joins the Board after the effective date of the Plan automatically will receive at that time an option to purchase 20,000 shares of Common Stock. In addition, immediately after each Annual Meeting of Stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 5,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of granting. All such options granted subsequent to September 1996 to Outside Directors will have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 20,000 shares received on joining the board of directors and over twelve-months for the subsequent grantings of 5,000 shares, and terminate 8 years from the date of grant.

     In fiscal 1997, Dr. Bridges, Mr. Fink, Mr. Johnson, Ms. Lego, Mr. Muller and Professor Sibbett were each granted options to purchase 5,000 shares of Common Stock at a price of $50.00 per share.

                                 PROPOSAL TWO:

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors recommend the appointment of Ernst & Young LLP, Independent Auditors for the Company during the fiscal year 1998, to serve in the same capacity for the fiscal year ending June 30, 1998, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of Ernst & Young LLP as the independent auditors for fiscal 1998.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of Ernst & Young LLP, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     Ernst and Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1987.

       THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
          ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT AUDITOR FOR
                         THE YEAR ENDING JUNE 30, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of June 30, 1997 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock ("5% Stockholder"), (ii) each director and nominee, (iii) the Named Executive Officers (defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                               SHARES
                                                            BENEFICIALLY     PERCENTAGE OF SHARES
                       BENEFICIAL OWNER                       OWNED(1)       BENEFICIALLY OWNED(2)
    ------------------------------------------------------  ------------     ---------------------
    5% STOCKHOLDERS
    Fidelity Management & Research                           1,140,500               6.74%
      82 Devonshire Street E15C
      Boston, MA 02109
    Denver Investment                                        1,108,100               6.55%
      Seventeenth Street Plaza
      1225-17th Street - 26th Floor
      Denver, CO 80202
    Prudential Equity Management                               986,700               5.83%
      751 Broad Street
      Newark, NJ 07102-3777
    Kopp Investment Advisors                                   968,362               5.72%
      7701 France Ave. South - Suite 500
      Edina, MN 55435
    Pilgram Baxter Grieg & Associates                          959,100               5.67%
      1255 Drummers Lane
      Wayne, PA 19087-1590
    Chancellor Capital Management                              886,100               5.24%
      1166 Avenue of the Americas
      New York, NY 10036

    NAMED EXECUTIVE OFFICERS
    Kevin N. Kalkhoven(3)                                      413,477             *
    Danny E. Pettit(4)                                         114,443             *
    John M. Scott(5)                                            47,891             *
    Ian Jenks(6)                                                 6,843             *
    R. Clark Harris(7)                                          38,141             *
    William B. Bridges, Ph.D.(8)                                40,074             *
    Robert Fink(9)                                               5,000             *
    Catherine P. Lego(10)                                       45,626             *
    Stephen C. Johnson(11)                                      59,450             *
    Anthony R. Muller(12)                                       51,522             *
    Wilson Sibbett, Ph.D.(13)                                    5,000             *
    Casimir Skrzypczak(14)                                         556             *
    All officers and directors as a group (11 persons)(15)     828,023             *

---------------

 *   Less than 5%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage of ownership is based on 16,921,967 shares of Common Stock outstanding on June 30, 1997.

 (3) Includes 389,858 shares subject to stock options exercisable as of August 30, 1997.

 (4) Includes 97,751 shares subject to stock options exercisable as of August 30, 1997 and 10,995 shares held by Kelly A. Pettit, Mr. Pettit's spouse.

 (5) Includes 29,616 shares subject to stock options exercisable as of August 30, 1997.

 (6) Includes 6,500 shares subject to stock options exercisable as of August 30, 1997.

 (7) Includes 35,508 shares subject to stock options exercisable as of August 30, 1997.

 (8) Includes 9,126 shares subject to stock options exercisable as of August 30, 1997.

 (9) Includes 5,000 shares subject to stock options exercisable as of August 30, 1997.

(10) Includes 45,626 shares subject to stock options exercisable as of August 30, 1997.

(11) Includes 13,126 shares subject to stock options exercisable as of August 30, 1997.

(12) Includes 7,126 shares subject to stock options exercisable as of August 30, 1997 and 2,380 shares held by Lesley Muller, Mr. Muller's daughter.

(13) Includes 5,000 shares subject to stock options exercisable as of August 30, 1997.

(14) Includes 556 shares subject to stock options exercisable as of August 30, 1997.

(15) Includes 644,7890 shares subject to stock options exercisable as of August 30, 1997.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1984 Amended and Restated Stock Option Plan and the 1993 Amended and Restated Employee Stock Purchase Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for the CEO and executive vice presidents is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

          Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

          Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1997, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1997 fiscal year was accordingly set aside for distribution under the bonus pool, and the CEO and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position in the Company. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.

          Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of 3, 5, 10 or 15 years.

          Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1996 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

                                          Compensation Committee

                                          Robert C. Fink
                                          Stephen C. Johnson
                                          Anthony R. Muller

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the five other most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION             LONG-TERM
                                                      ----------------------------       COMPENSATION
                                                                          BONUS             AWARDS
     NAME AND PRINCIPAL POSITION           YEAR       SALARY ($)         ($)(1)          OPTIONS (#)
-------------------------------------      ----       ----------       -----------       ------------
Kevin N. Kalkhoven                         1997        $ 251,675        $ 109,290           60,000
  Chairman and Chief                       1996          238,400          152,090           60,000
  Executive Officer                        1995          218,301          121,253           30,000
R. Clark Harris(2)                         1997          168,187           20,787           20,000
  President of Uniphase                    1996          160,644           62,010           46,498
  Telecommunications                       1995           18,460               --           40,757
  Products, Inc.
Ian Jenks(3)                               1997          165,851           44,631           20,000
  President of Laser                       1996          126,165           33,206           50,000
  Division                                 1995               --               --               --
Dan E. Pettit                              1997          155,497           47,267           25,000
  Vice President                           1996          148,584           66,084           40,000
  Finance, Chief                           1995          137,971           45,981           25,000
  Financial Officer and Secretary
John M. Scott                              1997          190,331           33,032               --
  President of                             1996          181,166           83,350           30,000
  Ultrapointe                              1995          165,006           48,180               --

---------------
(1) For fiscal 1995, includes bonus amounts earned in fiscal 1995 and paid in fiscal 1996. For fiscal 1996, includes bonus amounts earned in fiscal 1996 and paid in fiscal 1997. For fiscal 1997, includes bonus amounts earned in fiscal 1997 and paid in fiscal 1998.
(2) Mr. Harris joined the Company during fiscal 1995. On an annualized basis, his salary would have been $160,000 in fiscal 1995.
(3) Mr. Jenks joined the Company during fiscal 1996. On an annualized basis, his salary would have been $160,014 in fiscal 1996.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  INDIVIDUAL GRANTS
                                                                                POTENTIAL REALIZABLE
                                         % OF TOTAL                               VALUE AT ASSUMED
                                          OPTIONS                               ANNUAL RATE OF STOCK
                                         GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR
                                         EMPLOYEES    PRICE PER                    OPTION TERM(1)
                            OPTIONS      IN FISCAL      SHARE     EXPIRATION   -----------------------
         NAME            GRANTED(#)(2)    YEAR(3)      ($/SH)        DATE        5%($)        10%($)
-----------------------  -------------   ----------   ---------   ----------   ----------   ----------
Kevin N. Kalkhoven           60,000          6.0%      $ 50.00      11/7/04    $1,432,366   $3,430,766
Ian Jenks                    20,000           2.0        50.00      11/7/04       477,455    1,143,589
R. Clark Harris              20,000           2.0        50.00      11/7/04       477,455    1,143,589
Dan E. Pettit                25,000           2.5        50.00      11/7/04       596,819    1,429,486

---------------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(2) Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.
(3) Based on a total of 1,001,700 options granted to employees of the Company in fiscal year 1997, including the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                            NUMBER OF         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                         AT YEAR END(#)          AT YEAR END($)
                       SHARES ACQUIRED      VALUE         EXERCISABLE/            EXERCISABLE/
        NAME           ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE         UNEXERCISABLE(1)
---------------------  ---------------   -----------   -------------------   -----------------------
Kevin N. Kalkhoven         106,392       $4,801,000     376,421/122,188      $21,119,750/$3,568,767
Ian Jenks                   18,500          745,000      3,375/48,125           156,938/1,472,813
R. Clark Harris             36,500        1,532,000      27,507/84,005         1,284,219/3,294,625
Dan E. Pettit               75,000        3,688,000      86,915/71,461         4,574,171/2,520,879
John M. Scott               12,259        3,833,000      18,366/54,375          991,831/2,823,750

---------------
(1) Represents the difference between the exercise price of the options (ranges from $1.60 to $50.00) and the closing price of the Company's Common Stock on June 30, 1997 ($58.25).

STOCK PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return as compared to Nasdaq Market Index and the peer group chosen for the Company for fiscal 1996 ("Peer Group I") and fiscal 1997 ("Peer Group II"), respectively. Due to the Company's increased emphasis on solid state laser technology and its recent entry into the telecommunications market, the Company revised its peer group to represent more accurately the markets in which it sells its products. Peer Group I consists of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, Summitt Technology Inc. and II - VI, Inc. Peer Group II consists of the following companies: Coherent, Inc., KLA-Tencor Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, II - VI, Inc. and SDL, Inc.

     The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) a peer group of companies that, like the Company, (i) are publicly-traded and
(ii) are either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

     Measurement Period           Uniphase      Nasdaq Market
   (Fiscal Year Covered)        Corporation         Index         Peer Group I    Peer Group II
11/17/93                                  100              100              100              100
6/30/94                                 96.97           132.38           104.14           149.17
6/30/95                                259.09           249.88           122.14           311.72
6/30/96                                860.61           211.33           153.75           300.02
6/30/97                               1412.12           268.47           185.21           396.08

                     ASSUMES $100 INVESTED ON NOV. 17, 1993
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDED JUNE 30, 1997

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the Annual Meeting of the Stockholders to be held in 1998, a stockholder proposal must be received by Danny E. Pettit, Secretary, Uniphase Corporation, 163 Baypointe Parkway, San Jose, California, 95134, no later than June 8, 1998.

                      STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting or any special meeting of the stockholders held for the purpose of electing directors, must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary of the Company. The notice must set forth (a) the name and address of the stockholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating stockholder, and (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934. To be timely, the notice by the stockholder must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is made or given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws; and so declare to the meeting and the defective nomination will be disregarded.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 1997 fiscal year that no such forms were required, the Company believes that during fiscal 1997, all Reporting Persons complied with all applicable filing requirements on a timely basis, except John Scott and Danny E. Pettit were late in filing two and one of their Form 4, respectively, each such form reporting a single transaction.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          By Order of the Board of Directors,
                                          Danny E. Pettit
                                          Secretary
                                        LOGO
                                          September 29, 1997
                                          San Jose, California

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              UNIPHASE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 11, 1997

The undersigned hereby appoints Danny E. Pettit as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below all of the shares of Common Stock of Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on November 11, 1997 at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                               -------------
                                                                SEE REVERSE
                                                                    SIDE
                                                               -------------

[X]  Please mark your
     votes as indicated
     in the example.

                             WITHHOLD
                            AUTHORITY
                   FOR ALL   FOR ALL
                  NOMINEES   NOMINEES                                                                       FOR   AGAINST   ABSTAIN
1.  ELECTION OF     [ ]        [ ]     Nominees:  Robert C. Fink,        2.  Proposed to ratify the         [ ]     [ ]       [ ]
     DIRECTORS                                    Stephen C. Johnson         appointment of Ernst &
                                                  Anthony R. Muller,         Young LLP as the Independent
                                                  Casimir S. Skrzypczak      auditors for the Company for
    For, except vote withheld                                                the fiscal year ending
         from the following nominee(s)                                       June 30, 1998.


---------------------------------------

                                                                                                            FOR   AGAINST   ABSTAIN
                                                                         3.  Authority is hereby given      [ ]     [ ]       [ ]
                                                                             to the proxy identified on
                                                                             the front of this card to
                                                                             vote in their discretion upon
                                                                             such other business as may
                                                                             properly come before the
                                                                             meeting.


                                                                                                                     YES      NO
                                                                             I plan to attend this meeting           [ ]      [ ]

                                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                         PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.


SIGNATURE(S)                                                   DATED:           , 1997
           --------------------------------------------------        ----------



Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.